CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 811-08547) of Pioneer Series Trust XII, and to the incorporation by reference of our report, dated October 29, 2019, on Pioneer Disciplined Growth Fund (one of the funds comprising Pioneer Series XII) included in the Annual Reports to Shareholders for the fiscal year ended August 31, 2019.



        /s/ Ernst & Young LLP



Boston, Massachusetts
December 20, 2019